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                                                                   EXHIBIT 11.01
                                                                   -------------
                               NASHUA CORPORATION
         COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE


(In thousands, except per share data)

                                                                             Year Ended December 31,
                                                                      -------------------------------------
                                                                        1997          1996           1995
                                                                      -------       --------       --------

Income (loss) from continuing operations                              $(6,006)      $ 19,575       $(20,878)
Income (loss) from discontinued operations, net of taxes               (2,816)        (2,558)         6,147
Gain on sale of discontinued operation, net of taxes                       --          8,434             --
                                                                      -------       --------       --------
Income (loss) before extraordinary loss                                (8,822)        25,451        (14,731)
Extraordinary loss on extinguishment of debt, net of tax benefit           --         (1,257)            --
                                                                      -------       --------       --------

Net income (loss)                                                     $(8,822)      $ 24,194       $(14,731)
                                                                      ========      ========       =========

Shares:

  Weighted average common shares
    outstanding during the period                                       6,385          6,378          6,374

  Common equivalent shares                                                 --             24             --
                                                                      -------       --------       --------

                                                                        6,385          6,402          6,374
                                                                      =======       ========       ========
Earnings (loss) per common share(1):
   Income (loss) from continuing operations                           $  (.94)      $   3.07       $  (3.28)
   Income (loss) from discontinued operations                            (.44)          (.40)           .97
   Gain on sale of discontinued operation                                  --           1.32             --
                                                                      -------       --------       --------
   Income (loss) before extraordinary loss                              (1.38)          3.99          (2.31)
   Extraordinary loss on extinguishment of debt                            --           (.20)            --
                                                                      -------       --------       --------
Net income (loss)                                                     $ (1.38)      $   3.79       $  (2.31)
                                                                      ========      ========       =========


(1) The computation of earnings (loss) per common share on a fully diluted basis for the years ended December 31, 1997 and 1995 results in no change to the earnings per common share amounts indicated above.

    For the year ended December 31, 1996, income from continuing operations per common share assuming dilution was $3.06 and net income per common share assuming dilution was $3.78.














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